February 14, 2008

Office of the Chief Accountant Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549

Dear Sir or Madam:

We have read the statements about our firm included under Item 4.01 in the current report on Form 8-K, dated February 13, 2008, of Geopulse Exploration, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours truly,

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP Chartered Accountants